Exhibit 4.51

CONFORMED COPY

TELENET ADDITIONAL FACILITY N ACCESSION AGREEMENT

TERM LOAN N FACILITY

To:	The Bank of Nova Scotia as Facility Agent and KBC Bank NV as Security Agent

From:	The Telenet Additional Facility N Lender

Date: 26 November 2010

TELENET NV - €2,300,000,000 Credit Agreement

dated 1 August 2007, as amended from time to time (the Credit Agreement)

1.	In this Agreement:

Borrower in relation to the Term Loan N Facility means Telenet International Finance S.à r.l., a société à responsabilité limitée incorporated in Luxembourg with limited liability having its registered office at 595, rue de Neudorf, L-2220 Luxembourg, Grand Duchy of Luxembourg, registered with RCS under number B 155066, having a share capital of EUR 31,000.

Non-Issuer Majority Lenders means, at any time, Lenders (other than the Telenet Additional Facility N Lender) the aggregate of whose participations in outstanding Loans and undrawn Commitments is more than half of the aggregate of all the outstanding Loans and the undrawn Commitments of all such Lenders.

Notes means the €100,000,000 aggregate principal amount of 5.30% fixed rate notes due November 15, 2016 and issued on 26 November 2010 by the Telenet Additional Facility N Lender pursuant to the Trust Deed.

Principal Financial Term means any term of this Agreement.

Telenet Additional Facility N Lender means Telenet Finance Luxembourg II S.A., a public limited company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg with its registered office at 65 Boulevard Grand Duchesse Charlotte, L-1331 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register under number B156 414.

Term Loan N Facility means the €100,000,000 term loan facility made available by the Telenet Additional Facility N Lender under this Agreement.

Term Loan N Facility Commitment means, in relation to a Telenet Additional Facility N Lender, the amount in euros set opposite its name under the heading “Term Loan N Facility Commitment” in Schedule 1 to this Agreement, to the extent not cancelled, transferred, or reduced under the Credit Agreement.

Term Loan N Facility Loan means a euro denominated loan made to the Borrower by the Telenet Additional Facility N Lender under the Term Loan N Facility.

Trust Deed means the trust deed entered into by the Telenet Additional Facility N Lender and the Trustee on or about the date hereof in relation to the issue of the Notes as it may be amended or restated by the parties thereto in accordance with the terms thereof.

Trustee means BNY Corporate Trustee Services Limited or any person appointed as trustee for the Notes in substitution or replacement therefor.

2.	For the purposes of the Term Loan N Facility and any Term Loan N Facility Loan, and notwithstanding any provision of a Finance Document to the contrary:

(a)	the following defined terms shall have the following meanings in the Finance Documents:

Luxembourg means the Grand Duchy of Luxembourg.

Luxembourg Guarantor means a Guarantor incorporated in Luxembourg.

Luxembourg Obligor means an Obligor incorporated in Luxembourg.

Qualifying Lender means a Lender which is not an individual or a residual entity within the meaning of the Luxembourg laws implementing the European Council Directive 2003/48/EC of 3 June 2003 (the EU SD) on taxation of savings income in the form of interest payments, including notably the Luxembourg laws of 21 June 2005 implementing under Luxembourg law the EU SD and the Luxembourg law of 23 December 2005 creating a final withholding tax on certain income deriving from savings, and any entity which may fall within the scope of the EU SD and the aforesaid Luxembourg laws as they may be amended from time to time.

(b)	where they relate to a Luxembourg company, references in the Finance Documents to:

(i)	a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

(ii)	a receiver, administrative receiver, administrator or the like includes, without limitation, a juge délégué, commissaire, juge-commissaire, liquidateur or curateur;

(iii)	a security interest includes any hypothèque, nantissement, gage, privilege, sûreté réelle, droit de rétention and any type of real security or agreement or arrangement having a similar effect and any transfer of title by way of security; and

(iv)	a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements);

(c)	any guarantee given by any Luxembourg Guarantor does not constitute a suretyship (cautionnement) in the sense of articles 2011 and subsequent of the Luxembourg civil code;

(d)	the maximum liability of any Luxembourg Guarantor under the Finance Documents shall be limited so that the maximum amount payable by the relevant Luxembourg Guarantor for the obligations of any Obligor, which is not a direct or indirect Subsidiary of such Luxembourg Guarantor, hereunder shall at no time exceed the Maximum Amount.

Maximum Amount of any Luxembourg Guarantor means the sum of:

(i)	an amount equal to the aggregate (without duplication) of:

(A)	all moneys received by that Luxembourg Guarantor or direct or indirect Subsidiaries of that Luxembourg Guarantor (which are direct or indirect Subsidiaries of that Luxembourg Guarantor on the date hereof or which will be direct of indirect Subsidiaries of that Luxembourg Guarantor hereafter) as borrower under or pursuant to the Finance Documents; and

(B)	the aggregate amount of the outstanding intercompany loans made to the Luxembourg Guarantor or direct or indirect Subsidiaries of that Luxembourg Guarantor (which are direct or indirect Subsidiaries of that Luxembourg Guarantor on the date hereof or which will be direct or indirect Subsidiaries of that Luxembourg Guarantor hereafter) by other members of the Group which have been funded with moneys received by the Borrowers under the Finance Documents (the Loan Amount); and

(C)	an amount equal to 95% of the greater of:

(I)	the market value of the assets of the Luxembourg Guarantor at the time the guarantee is called less the Liabilities, other than the Loan Amount, at the time the guarantee is called; and

(II)	the market value of the assets of the Luxembourg Guarantor at the date of this Agreement less the Liabilities, other than the Loan Amount, at the time the guarantee is called.

Liabilities means all existing liabilities (other than any liabilities owed to the direct or indirect shareholders of the Luxembourg Guarantor) incurred, from time to time, by the Luxembourg Guarantor and as reflected, from time to time, in the books of the Luxembourg Guarantor.

If the Parties fail to reach an agreement as to the market value of the assets as referred to under paragraph (C) above, such market value shall be determined, at the sole costs of the Luxembourg Guarantor, by (1) an independent investment bank appointed for this purpose by the Finance Parties or (2) a Luxembourg réviseur d’entreprises appointed upon the request of any of the Finance Parties;

(e)	Telenet International Finance S.à r.l. hereby expressly accepts and confirms, for the purposes of articles 1281 and 1278 of the Luxembourg civil code, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with, the provisions of this Agreement or the Finance Documents, the guarantee given by it guarantees all obligations of each Obligor (including without limitation, all obligations with respect to all rights and/or obligations so assigned, transferred or novated) and any security created under this Agreement or the Finance Documents shall be preserved for the benefit of any New Lender and each Luxembourg Obligor hereby accepts and confirms the aforementioned.

3.	Unless otherwise defined in this Agreement, terms defined in the Credit Agreement shall have the same meaning in this Agreement and a reference to a Clause is a reference to a Clause of the Credit Agreement. The principles of construction set out in Clause 1.2 (Construction) of the Credit Agreement apply to this Agreement as though they were set out in full in this Agreement.

4.	We refer to Clause 2.7 (Telenet Additional Facility) of the Credit Agreement.

5.	This Agreement will take effect on the date on which the Facility Agent notifies the Borrower under the Term Loan N Facility and the Telenet Additional Facility N Lender that it has received the documents and evidence set out in Schedule 2 to this Agreement, in each case in form and substance satisfactory to it or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Facility Agent (acting on the instructions of the Term Loan N Facility Lender) (the Effective Date).

6.	The Telenet Additional Facility N Lender agrees:

(a)	to become party to and to be bound by the terms of the Credit Agreement as a Lender in accordance with Clause 2.7 (Telenet Additional Facility) of the Credit Agreement; and

(b)	to become party to the Intercreditor Agreement as a Lender and to observe, perform and be bound by the terms and provisions of the Intercreditor Agreement in the capacity as Lender in accordance with Clause 20.3 (Transfers by Finance Parties) of the Intercreditor Agreement.

7.	The Telenet Additional Facility Commitment in relation to the Telenet Additional Facility N Lender (for the purpose of the definition of Telenet Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its Term Loan N Facility Commitment.

8.	The Term Loan N Facility may be drawn by one Loan on the date of this Agreement and such date will constitute the Availability Period for the Term Loan N Facility. No more than one Request may be made in respect of the Term Loan N Facility under the Credit Agreement and such Request may only be in a principal amount of the Telenet Additional Facility Commitment in relation to the Term Loan N Facility as set out in paragraph 7 above.

9.	The Term Loan N Facility Loan will be used for the general corporate purposes of the Group (including funding the payment of permitted dividends or intercompany loans by the Company, financing a Permitted Acquisition and/or refinancing amounts outstanding under any other Facility (including any Telenet Additional Facility).

10.	The Final Maturity Date in respect of the Term Loan N Facility is 15 November 2016. Any outstanding Loan under the Term Loan N Facility shall be repaid in full on the Final Maturity Date.

11.	The interest rate in relation to the Term Loan N Facility will be a fixed rate of 5.30 per cent. per annum. This will be calculated in accordance with Clause 8.1 (Interest rate) of the Credit Agreement as being the sum of EURIBOR, the applicable Margin and the Mandatory Costs, where in order to achieve the fixed rate referred to above, the applicable Margin will be:

(a)	5.30 per cent. per annum, calculated on the basis of a 360-day year comprised of twelve 30-day months;

minus

(b)	the sum of EURIBOR plus the Mandatory Costs.

For the avoidance of doubt, for the purpose of this calculation, the applicable Margin may be a negative number. Further, the interest rate for this Term Loan N Facility will never exceed 5.30 per cent. per annum (save to the extent that Clause 8.3 (Interest on overdue amounts) may apply).

12.	The first Term to apply to the Term Loan N Facility Loan will be a period equal to the period running from the Effective Date up to and including 15 May 2011. The Borrower agrees that each subsequent Term under the Term Loan N Facility will be 6 months.

13.	Voluntary Prepayment

The Borrower under the Term Loan N Facility agrees that:

(a)	it shall not voluntarily prepay any part of the Term Loan N Facility (pursuant to clause 7.6 (Voluntary prepayment)) of the Credit Agreement prior to 15 November 2013; and

(b)	any voluntary prepayment of the Term Loan N Facility on or after 15 November 2013 shall be in full only (and not in part) and upon the Borrower providing not less than 30 days’ notice and no more than 60 days’ notice of such prepayment to the Lender and the Facility Agent.

On or after 15 November 2013, upon the occurrence of a voluntary prepayment of the outstanding Term Loan N Facility pursuant to Clause 7.6 (Voluntary prepayment) of the Credit Agreement, the Borrower under the Term Loan N Facility shall pay to the Facility Agent (for the account of the Telenet Additional Facility N Lender) an amount equal to the relevant percentage of the principal amount of the Term Loan N Facility being prepaid as set out in the table below on, plus accrued and unpaid interest then due on the amount of the Term Loan N Facility prepaid to the due date of such prepayment:

Date of prepayment	Relevant Percentage

From and including 15 November 2013 to but excluding 15 November 2014.	102.65%

From and including 15 November 2014 to but excluding 15 November 2015.	101.77%

From and including 15 November 2015 to but excluding 15 November 2016.	100.88%

Such payment shall be due and payable by the Borrower under the Term Loan N Facility to the Facility Agent (for the account of the Telenet Additional Facility N Lender) on the actual date of such prepayment.

14.	The Company shall not arrange a Telenet Additional Facility if (in addition to any applicable requirements set forth in Clause 2.7(e) of the Credit Agreement) after giving effect to the utilisation (and, for the avoidance of doubt, the application of the net proceeds) of the Total Telenet Additional Facility Commitments under such Telenet Additional Facility, the ratio of Net Total Senior Debt (as defined below) to Consolidated Annualised EBITDA would not be greater than 4.50:1.

Net Total Senior Debt means, at any time, that part of Total Debt which is attributable to Financial Indebtedness outstanding under the Finance Documents less Cash and Cash Equivalents at that date.

15.	Voting

(a)	In respect of any request for an amendment, waiver or consent other than to, or in respect of, a Principal Financial Term the Telenet Additional Facility N Lender hereby instructs the Facility Agent to aggregate the Telenet Additional Facility N Lender’s voting Commitment with the voting Commitments of the Non-N Lender Majority Lenders.

(b)	The Borrower agrees that it will not request or require the transfer of all of the rights and obligations of the Telenet Additional Facility N Lender pursuant to Clause 26.3 (Non-Consenting Lenders) of the Credit Agreement.

16.	The Telenet Additional Facility N Lender agrees that it shall not agree to any amendment or supplement to the Trust Deed without the prior consent of the Borrower.

17.	The Borrower under the Term Loan N Facility confirms, on behalf of itself and each other Obligor, that the representations and warranties set out in Clause 16 (Representations and Warranties) of the Credit Agreement (except for Clauses 16.7 (Authorisations), 16.9 (No material adverse change), 16.10 (Litigation and insolvency proceedings), 16.11 (Business Plan), 16.12 (No misleading information), 16.13 (Tax Liabilities), 16.14 (Security Interests), 16.17 (Ownership of assets), and 16.19 (ERISA)) are true and correct as if made at the Effective Date with reference to the facts and circumstances then existing, and as if each reference to the Finance Documents includes a reference to this Agreement.

18.	Each of the Guarantors confirms that its obligations under Clause 15 (Guarantee and Indemnity) of the Credit Agreement, and each of the Existing Security Providers confirms that the Security Interests created pursuant to the Security Documents and its obligations under the Finance Documents, shall continue unaffected and that such obligations extend to the Total Commitments as increased by the addition of Term Loan N Facility and that such obligations shall be owed to each Finance Party including the Telenet Additional Facility N Lender.

19.	The Telenet Additional Facility N Lender confirms to each Finance Party that:

(a)	it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and has not relied on any information provided to it by a Finance Party in connection with any Finance Document; and

(b)	it will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Telenet Additional Facility Commitment is in force.

20.	The Telenet Additional Facility N Lender and the Facility Agent agree to waive the notice period in respect of drawdown requests under Clause 5.1 (Giving of Request) of the Credit Agreement in respect of this Term Loan N Facility.

21.	The Facility Office and address for notices of the Telenet Additional Facility N Lender for the purposes of Clause 33.2 (Contact details) of the Credit Agreement will be that notified by the Telenet Additional Facility N Lender to the Facility Agent.

22.	The Facility Agent may provide copies of the Trust Deed, or disclose its contents, to any Finance Party upon request by that Finance Party.

23.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

24.	This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.

25.	The Borrower under the Term Loan N Facility hereby agrees that the Telenet Additional Facility N Lender may disclose confidential information supplied to it by or on behalf of any Obligor in connection with the Finance Documents to the extent such disclosure is required by the terms of the Notes.

26.	For the purposes of any assignment, transfer or novation of rights and/or obligations (in whole or in part) by the Telenet Additional Facility N Lender under Clause 27.3 (Transfers by Lenders) of the Credit Agreement, the Company hereby consents to the assignment by the Telenet Additional Facility N Lender under the Trust Deed of its rights under this Agreement and the Credit Agreement, the Trustee having agreed in the Trust Deed that, notwithstanding such assignment, the Telenet Additional Facility N Lender remains entitled to exercise such rights prior to the occurrence of an Enforcement Event (as defined in the Trust Deed). The Telenet Additional Facility N Lender hereby confirms to the Facility Agent that such assignment is not prohibited under the terms of any other agreement that is binding on it or any of its assets.

SCHEDULE 1

TELENET ADDITIONAL FACILITY N LENDER AND TERM LOAN N FACILITY COMMITMENTS

Telenet Additional Facility N Lender	Term Loan N Facility Commitment (€)
Telenet Finance Luxembourg II S.A.	100,000,000

Total	100,000,000

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

1.	Obligors

(a)	A copy of the articles of association of each Obligor and each Existing Security Provider.

(b)	A copy of a resolution of the board of directors of each Obligor and each Existing Security Provider approving the terms of, and the transactions contemplated by, this Agreement and any other Finance Documents to which it is, or will become, a party.

(c)	A specimen of the signature of each person authorised on behalf of an Obligor and each Existing Security Provider to execute or witness the execution of this Agreement and any other Finance Document or to sign or send any document or notice in connection with this Agreement and any other Finance Document.

(d)	An up-to-date extract from the Luxembourg Trade and Companies Register in respect of the Borrower under the Term Loan N Facility.

(e)	An up-to-date negative certificate (certificat de non-inscription d’une decision judicaire) issued by the Luxembourg Trade and Companies register in respect of the Borrower under the Term Loan N Facility.

(f)	A copy of the minutes of the shareholders’ meeting of each Belgian Obligor and each Belgian Existing Security Provider (other than Telenet Group Holding NV):

(i)	approving for the purposes of article 556 of the Belgian Companies Act, the terms of and transactions contemplated by this Agreement; and

(ii)	authorising named persons to fulfil the formalities with the Registry of the Commercial Court of the registered office of such Obligor or Existing Security Provider following the decision taken in accordance with the above.

(g)	A certificate of an authorised signatory of the Borrower under the Term Loan N Facility:

(i)	confirming that utilising the Total Commitments (including the Term Loan N Facility Commitments) in full would not breach any limit binding on any Obligor; and

(ii)	certifying that each copy document specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(h)	A copy of the opening balance sheet of the Borrower under the Term Loan N Facility.

(i)	Evidence that the agent of the Borrower under the Finance Documents for service of process in England has accepted its appointment.

(j)	Evidence required by the Finance Parties for the purpose of any applicable money laundering regulations.

2.	Legal opinions

(a)	A legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties and the managers in respect of the Notes.

(b)	A legal opinion of Allen & Overy LLP, Belgian legal advisers to the Facility Agent, addressed to the Finance Parties and the managers in respect of the Notes.

(c)	A legal opinion of Allen & Overy LLP, Luxembourg legal advisers to the Facility Agent, addressed to the Finance Parties and the managers in respect of the Notes.

3.	Other

(a)	Confirmation by the Telenet Additional Facility N Lender that the Notes have been issued.

(b)	An instruction letter from the Borrower and the Telenet Additional Facility N Lender in respect of payments to be made under the Term Loan N Facility.

(c)	A Deed of Accession in respect of the Telenet Additional Facility N Lender’s accession to the Intercreditor Agreement as a Lender.

SIGNATORIES

AGENTS

THE BANK OF NOVA SCOTIA as Facility Agent

By:	RORY MCCARTHY

KBC BANK NV as Security Agent

By:	JOHAN STOUTEN	NELE MAERTENS

	AGENT SYNDICATED LOANS	AGENT SYNDICATED LOANS

BORROWER

TELENET INTERNATIONAL FINANCE S.à r.l.

By:	NANCY BLEUMER, MANAGER

GUARANTORS

TELENET NV

By:	RENAAT BERCKMOES

Title:	CHIEF FINANCIAL OFFICER

By:	DUCO SICKINGHE

Title:	CHIEF EXECUTIVE OFFICER

TELENET INTERNATIONAL FINANCE S.à r.l.

By:	NANCY BLEUMER, MANAGER

EXISTING SECURITY PROVIDERS

TELENET NV

By:	RENAAT BERCKMOES

Title:	CHIEF FINANCIAL OFFICER

By:	DUCO SICKINGHE

Title:	CHIEF EXECUTIVE OFFICER

TELENET GROUP HOLDING NV

By:	DIETER NIEUWDORP

Title:	PROXYHOLDER

TELENET VLAANDEREN NV

By:	DIETER NIEUWDORP

Title:	PROXYHOLDER

TELENET INTERNATIONAL FINANCE S.à r.l.

By:	NANCY BLEUMER, MANAGER

TELENET ADDITIONAL FACILITY N LENDER

TELENET FINANCE LUXEMBOURG II S.A.

By:	PIETRO LONGO	JONATHAN LEPAGE

Title:	DIRECTOR	DIRECTOR